                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                         Tenet Healthcare Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

RICHARD B. SILVER
Senior Vice President
and Corporate Secretary
(805) 563-7071

VIA AIRBORNE EXPRESS AND FACSIMILE

September 29, 2000

Ms. Linda Selbach
Proxy Manager
Barclays Global Investors, N.A.
45 Fremont Street
San Francisco, CA  94105

Dear Ms. Selbach:

Thank you for speaking with me concerning Tenet's proxy contest with M. Lee Pearce, M.D. As I noted, we feel very strongly that our shareholders should support the Board's nominees, Jeffrey C. Barbakow, Tenet's Chairman and Chief Executive Officer, Father Lawrence Biondi, S.J., President of Saint Louis University, and Van B. Honeycutt, Chairman and Chief Executive Office of Computer Sciences Corporation, and welcome this opportunity to present you with a summary of our arguments.

This cover letter summarizes Tenet's arguments in bullet points. We urge you, however, to consider the more detailed arguments in the attached summary.

WHO IS DR. PEARCE?  SELF-INTEREST VS. SHAREHOLDERS' INTERESTS

- Dr. Pearce owns less than one-tenth of one percent of Tenet's shares outstanding.
- Our research shows that he has a history of waging proxy fights, initiating litigation and extracting a substantial premium for only his shares.
- He and/or his associated entities reportedly have lost $25 million trying to compete with a Tenet hospital.
- Dr. Pearce and/or his affiliated entities have engaged in protracted litigation against Tenet and its subsidiaries to block construction of a medical office building and parking structure at one of Tenet's hospitals.

TENET'S RESPONSE TO DR. PEARCE'S CRITICISMS

-    Corporate Governance

     - Tenet redeemed its poison pill following a shareholder vote to redeem it.
     - Tenet's Board voted to retain its classified Board notwithstanding shareholder vote only after an independent committee comprised exclusively of outside directors conducted extensive research and received expert advice.
     - The Board's Audit and Compensation Committees are made up exclusively of outside directors.
     - Mr. Barbakow resigned from the Nominating Committee at ISS's suggestion.

Ms. Linda Selbach
Barclays Global Investors, N.A.
September 29, 2000
Page 2

-    Financial Performance

     -    Strong Financial Results
          - Earnings per share from operations up over 20 percent in past two quarters
          -    Share price has appreciated 103 percent in past year
          -    24 "buy" or "strong buy" recommendations from brokerage analysts

Tenet will be announcing its earnings for its first quarter of fiscal year 2001 on the morning of October 3, followed by a conference call. I will be calling you with details concerning the call and urge you to listen in on the call.

-    Executive Compensation

     - In response to his being quoted in Dr. Pearce's attacks on Mr. Barbakow's compensation, Bloomberg News columnist and executive compensation analyst Graef Crystal wrote an article entitled "An Odd Time to Attack Tenet Healthcare." Mr. Crystal concludes that Tenet's financial performance has been in line with that of its competitors and that over the past five years Mr. Barbakow's compensation was "13 percent under the market."
     - Mr. Barbakow has invested a total of over $17 million in Tenet stock. That is every penny, and more, of the approximately $15 million total cash compensation (base salary plus bonus) he has earned since June 1, 1993 - when he became Chief Executive Officer.

CONCLUSION

While reasonable minds may differ concerning the issue of a classified Board, we strongly believe it is wrong to support a dissident shareholder in his attempts to unseat three highly qualified directors based on a disagreement over whether a classified board is in the best interests of shareholders. As important as this issue is, one must weigh the Board's decision to maintain a declassified Board against the consequences to the governance and financial results of the company if Dr. Pearce's nominees are elected to the Board.

We urge you to weigh Tenet's strong financial results and its positive corporate governance actions against the existence of its staggered board and to vote the WHITE proxy card in favor of the Board's nominees.

I welcome any questions you may have and look forward to having the opportunity to further discuss this matter.

Sincerely,



Richard B. Silver

                      SUMMARY OF TENET PROXY CONTEST ISSUES



In order to put things in their proper perspective, we think it is best to begin the analysis of the proxy contest issues by looking at who Dr. Pearce is and why he has launched this proxy contest. We also encourage you to read the American Federation of State, County and Municipal Employees' September 27, 2000, press release and learn what they have to say about Dr. Pearce. Their endorsement is all the more meaningful since they represent many of our employees in Philadelphia, Pennsylvania.

- Dr. Pearce owns less than one-tenth of one percent of Tenet's shares outstanding.

- Based on our research, Dr. Pearce has a history of waging proxy fights, initiating litigation and extracting a substantial premium for his shares that was not available to other shareholders. We believe this clearly does not reflect the behavior of a shareholder advocate.

- Dr. Pearce and/or his associated entities have been involved in protracted business disputes and litigation with Tenet.

     - One of his affiliated entities built an outpatient center across the street from one of our hospitals in an attempt to compete with us. According to public filings, the outpatient center and related businesses lost $25 million before being sold to long-time associates of Dr. Pearce for $1, the assumption of liabilities and 79 percent of the "adjusted proceeds" from lawsuits against "third parties," including Tenet.

     - Dr. Pearce and/or his affiliated entities also have engaged in protracted litigation to block Tenet's construction of a medical office building and parking structure at one of its hospitals.

We believe these actions demonstrate that Dr. Pearce is motivated more by self-interest than by our shareholders' interests. With that in mind, we now may examine Dr. Pearce's criticisms of Tenet's Board and management:
corporate governance, financial performance and executive compensation.

CORPORATE GOVERNANCE

I will begin by addressing Dr. Pearce's criticisms of Tenet's corporate governance because these criticisms were the basis of ISS's recommendation in favor of Dr. Pearce's nominees.

DECLASSIFICATION OF THE BOARD

It is true that Tenet's Board voted not to declassify the Board notwithstanding shareholder votes in favor of declassification two years in a row. The Shareholder Proposals Committee of the Board, made up entirely of outside directors, carefully studied the issue over a period of many months. In doing so they received the advice of various experts and reviewed various studies. After examining all of the evidence, the Shareholder Proposals Committee recommended to the Board that the Board retain, and the Board voted to retain, the classified Board. The Board did not take that decision lightly and sincerely believed it was acting in the best interests of all of the shareholders in making that decision.

BROADLANE

Dr. Pearce also criticizes the Board for allowing Mr. Barbakow to invest in Broadlane, a joint venture formed by Tenet to bring business-to-business e-commerce solutions to purchasers, manufacturers and distributors of health care supplies, including Tenet's hospitals. Broadlane is one of Mr. Barbakow's initiatives to make Tenet a leader in bringing technological innovations to its hospital operations.

After many meetings with compensation consultants, independent appraisers and two independent outside law firms, the Board approved allowing Mr. Barbakow and a relatively large group of other Tenet employees to invest their own funds to purchase a relatively small number of Broadlane shares at a purchase price that was at the high end of the range that an independent appraiser determined to be the fair market value of the shares. The primary reasons the Board allowed the investment were:

- To attract and retain highly qualified individuals who otherwise might leave to work for high-tech start-up companies; and

- To provide those individuals who would have the greatest impact on Broadlane's success an incentive to make Broadlane as successful as possible.

Broadlane's success will benefit Tenet's shareholders in two ways. First, Tenet, as Broadlane's largest shareholder, will benefit as the value of its investment in Broadlane increases. Perhaps more importantly, by streamlining the process of purchasing supplies, Tenet hopes to recognize significant savings and improve the operations of its hospitals.

SANTA BARBARA HEADQUARTERS

That Dr. Pearce and his nominees are suggesting moving Tenet's headquarters to Nashville, in our view reflects a fundamental and troubling lack of understanding of Tenet's operations. The facts are as follows:

-    40 of Tenet's 110 hospitals are located in California.

- Approximately 30% of Tenet's net revenues is generated by hospitals located in California.

-    Tenet has only three hospitals in Tennessee.

-    Approximately 30% of our employees are located in California.

In summary, Santa Barbara is centrally located to Tenet's most important operations. Nashville is not.

POSITIVE CORPORATE GOVERNANCE ACTIONS

Finally, the company has not turned a deaf ear to corporate governance issues. In response to a shareholder recommendation at the company's 1999 Annual Meeting of Shareholders, the company redeemed its shareholder rights plan. Just this month, at ISS's suggestion, the Nominating Committee of the Board met and voted not to re-nominate Mr. Barbakow to serve on the Nominating Committee. The Nominating Committee will be made up entirely of outside directors, as is the Compensation and Stock Option Committee and the Audit Committee. Since becoming Chairman of the Board, Mr. Barbakow has reformed the Board from one on which fully half the members were company executives or former company executives to a Board with only one executive and one former executive.

CONCLUSION

While reasonable minds may differ concerning this issue, we strongly believe it is wrong to support a dissident shareholder in his attempts to unseat three highly qualified directors based on a disagreement over whether a classified board is in the best interests of shareholders. As important as this issue is, one must weigh the Board's decision to maintain a declassified Board against the consequences to the governance and financial results of the company if Dr. Pearce's nominees are elected to the Board.

FINANCIAL PERFORMANCE

We believe that in making his arguments Dr. Pearce (i) uses outdated data, (ii) does not calculate financial ratios in the conventionally accepted manner, (iii) selectively uses competitive data and (iv) uses projections for fiscal year 2000 financial results of Tenet's competitors versus actual fiscal year 2000 results for Tenet (which favors Tenet's competitors, each of which has a later fiscal year end than Tenet's, because it gives them more months of recent results in which the financial performance of health care companies in general has been improving). If one uses the most recently available financial data and evaluates that data using commonly accepted methods, Tenet's financial performance compares favorably against that of its competitors. The facts are as follows:

- Tenet's earnings per share from operations grew 10 percent in fiscal 2000, in spite of absorbing a third straight year of government-mandated Medicare cuts. In the two most recent quarters, growth in earnings per share from operations accelerated to 20 percent or more. Clearly, our operational strategies are working;

-    Our cash flow from operations reached record highs in fiscal 2000;

- Our strong balance sheet grew even stronger in fiscal 2000. We paid down $787 million in debt, improving key financial and credit ratios;

- Both labor and supplies expense ratios have declined, despite upward pressure due to a nationwide nursing shortage and rising pharmaceutical and technology costs;

- From September 29, 1999, through September 29, 2000, the value of Tenet's shares rose more than 103 percent;

- Tenet's stock price has risen from $7.50 on April 28, 1993, the day Mr. Barbakow's appointment as CEO was announced, to $36.375 on Sept. 29, 2000;

- We have received overwhelming support from the investment community, including 24 "buy" or "strong buy" recommendations from brokerage analysts.

Tenet's financial performance continues to be strong. On September 12, 2000, Tenet announced that it expects to exceed analysts' current consensus estimates of $0.44 earnings per share from operations for its first quarter of fiscal year 2001.

EXECUTIVE COMPENSATION

In his attacks on Mr. Barbakow's compensation, Dr. Pearce cites a March 31, 2000, article by Bloomberg News columnist and executive compensation analyst Graef Crystal. After seeing that Dr. Pearce quoted him in his filings, Mr. Crystal undertook a review of Tenet's financial performance and Mr. Barbakow's compensation. On September 15, 2000, he published a second article, entitled "An Odd Time to Attack Tenet Healthcare." With Bloomberg's permission, we have attached a copy of that article for your review. Mr. Crystal concludes that Tenet's financial performance has been in line with that of its competitors and that over the past five years Mr. Barbakow's compensation was "13 percent UNDER the market." [Emphasis added.]

We also would like you to know that Mr. Barbakow has invested a total of over $17 million in Tenet stock. That is every penny, and more, of the approximately $15 million total cash compensation (base salary plus bonus) he has earned since June 1, 1993 - when he became Chief Executive Officer. He clearly is focused on what is best for Tenet's shareholders.

CONCLUSION

Dr. Pearce's first line of attack against the company was that it has had poor financial performance. When that failed, he attacked Mr. Barbakow's compensation. When that failed, he attacked Tenet's classified Board. On that issue he connected with ISS.

We agree that the classified Board is an important issue and appreciate that reasonable minds may differ on that issue. We feel very strongly, however, that it would wrong to displace three highly qualified and well-respected directors who have steered Tenet to strong financial results over a disagreement as to the classified Board. Furthermore, we believe that Dr. Pearce's election to Tenet's Board will result in severe disruption to Tenet's business, will be a significant distraction to Tenet's management and could have a negative impact on our financial performance.

Dr. Pearce's history of waging proxy fights, initiating litigation and extracting a substantial premium for only his shares, as well as his (or his associated entities') competition and protracted litigation with Tenet, lead us to question Dr. Pearce's motivation for waging this proxy contest. We urge you to weigh Tenet's strong financial results and its positive corporate governance actions against the existence of its staggered board and to vote the WHITE proxy card in favor of the Board's nominees.

@ Bloomberg News
(REPRINTED BY PERMISSION)

                     AN ODD TIME TO ATTACK TENET HEALTHCARE
                                By Graef Crystal

                (GRAEF CRYSTAL IS A COLUMNIST FOR BLOOMBERG NEWS.
                      THE OPINIONS EXPRESSED ARE HIS OWN.)

     San Diego, Sept. 15 (Bloomberg) A month ago I was throwing lazy pitches in the bullpen, getting ready to take a blast at Jeffrey C. Barbakow, chief executive of Tenet Healthcare Corp.

     After all, Barbakow's pay in 1999 weighed in at $22.7 million, or 67 percent over the market, according to my calculations. Would he again rank among the overpaid when the Santa Barbara, California-based hospital operator reported compensation for the fiscal year ended May 31?

     I was still getting ready to dive into the company's proxy statement when a missive crossed my desk that seemed to confirm the worst about Barbakow. On Sept. 7 a dissident shareholder, Dr. M. Lee Pearce, unloosed a broadside against Tenet generally and Barbakow specifically. Pearce, the chairman of Le@P Technology Inc., lambasted Barbakow's poor performance and high pay.

     Aha, I crowed, just what I suspected. Then I realized I was staring into a mirror, because Pearce's source for calling Barbakow overpaid was me. He cited my March 31 pay study that ranked Barbakow seventh most overpaid among CEOs whose companies ranked in the bottom 25 percent of stock performance.

     Granted I am my own favorite author, but having taught at the University of California at Berkeley for some 10 years, I still carry the notion that it is not kosher to cite yourself as the confirmation of your own conclusions. So off I went to Tenet's latest proxy, filed Aug. 15, to get the most recent numbers.

A SURPRISING DISCOVERY

     I went to look, not just at his pay and performance in the most recent fiscal year, but also at his overall tenure as CEO. What I found was not the overpaid, underperforming CEO I expected. Rather, I found a CEO who was neither overpaid nor underpaid and whose performance couldn't be characterized as canine-like.

     While Barbakow was certainly overpaid in the fiscal year ended May 31, 1999, his pay was 42 percent under the market during the three previous years, according to my analysis, which takes into account company size, industry and performance. And in the most recent year, ended May 31, 2000, he once again reverted to being underpaid. His total pay of $3.1 million positioned him 77 percent under the market. Combining all five years together, Barbakow was 13 percent under the market.

     On the performance front, I measured Barbakow's total shareholder returns from May 28, 1993, (he became CEO on June 1 that year) through yesterday's close. During that period, Barbakow delivered a total return of 19.2 percent a year, a level that was 96 percent of the 20.1 percent return of the Standard & Poor's 500 Index and 88 percent of the S&P Healthcare Index's return.

     In its latest proxy, Tenet lists four companies it sees as directly comparable. Of these, three had a stock price record stretching back to May 28, 1993. Tenet stacked up well against one and trailed two. Tenet's annual 19.2 percent return far exceeded the 10.9 percent return of HCA-The Healthcare Corp., but it lagged the 33.4 percent return of Health Management Associates Inc. and the 36.8 percent of Universal Health Services Inc.

TAKE THE LONG VIEW

     Barbakow's case underscores the necessity to avoid attacking a CEO over his pay in a single year before looking at his pay over a number years. Tenet's board gave Barbakow large stock options in fiscal 1993, his first year on the job, and then in fiscal 1994, 1996 and 1999. But it gave him no options in fiscal 1995, 1997 and 2000. Thus, he could be seen as underpaid or overpaid, depending on the year you chose to examine. But over his entire career, he has definitely not been overpaid.

     Which makes me wonder why the good Dr. Pearce chose this moment to mount an assault on Tenet and Barbakow. Granted there have been years when Tenet performed quite poorly. For example, in the fiscal year ended May 31, 1999, the company's stock delivered a negative 30 percent total return, compared to a positive 21 percent return for the S&P 500 Index. And in the year ended May 31, 2000, the company generated only a 4.6 percent return, against a 10.5 percent return for the S&P 500 Index.

GOOD YEAR SO FAR

     But between Feb. 28, when the stock was selling for only 17.38 (its low point in 2000), and yesterday's close, when the stock closed at 34.19, Tenet's shareholders enjoyed a return of 96.9 percent. That's a higher return than any of the company's four named competitors and a return that was more than four times that of the S&P Healthcare Index during the same period.

     One of those shareholders sharing in the enjoyment is the good Dr. Pearce, who owns some 250,000 shares, which, he notes, is four times the number held by Tenet's outside directors combined. Pearce has seen the value of his holdings increase by $4.4 million in just seven months.

     Timing, it is said, is everything. If that is true, then Dr. Pearce needs to consider folding his tent and waiting for a propitious season before renewing his attack.

                                       2